Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
The SCO Group, Inc.
We consent to the incorporation by reference in Registration Statement Nos. 333-43822, 333-97865, 333-100105, 333-124101, 333-124102, 333-131349 and 333-131350 on Form S-8 of The SCO Group, Inc. of our report dated January 26, 2007, with respect to the consolidated balance sheets of The SCO Group, Inc. and subsidiaries as of October 31, 2006 and 2005, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the financial statement schedule as of and for the years ended October 31, 2006 and 2005, which report appears elsewhere in this annual report on Form 10-K of The SCO Group, Inc.
/s/Tanner LC
Salt Lake City, Utah
January 26, 2007